EXHIBIT 10.3

Description of Option Remediation for Certain Executive Officers and Directors

On November 6, 2007, the Special Committee of the Board of Directors of ScanSource, Inc. (the “Company”) approved, and the Board of Directors and Compensation Committee of the Board acknowledged and accepted, certain remedial actions with respect to certain current and former executive officers and directors of the Company (the “Remedial Actions”) resulting from the investigation recently undertaken by the Special Committee and subsequent accounting analysis based on the Special Committee’s findings with respect to the Company’s stock option grant practices. The Remedial Actions reflect the voluntary offer of appropriate remediation of financial benefits received by such individuals from the options-related issues identified by the Special Committee’s investigation and included, but were not limited to, the following:

Mr. Michael L. Baur offered, with respect to options for which the Company had adjusted the measurement date as a result of the Special Committee’s findings and subsequent accounting analysis:

(a) for each option which he had already exercised, to pay to the Company, before the end of the Company’s current fiscal year, (1) $202,805.59, which is the amount equal to the difference between the exercise price paid upon the exercise of the option and the market price of the shares on the new measurement date and (2) all amounts to be paid by the Company to the Internal Revenue Service, including penalties and interest, with respect to amounts required to be withheld because certain options previously treated as incentive stock options will be treated as non-qualified options (estimated as of November 1, 2007 to be $238,225), as such amounts may be finally determined by the Company, and

(b) for options he has not yet exercised, to increase the exercise price of each option to the market price of the shares on the new measurement date, such amounts and prices having been previously determined by the Company.

Mr. Steven R. Fischer and Mr. James G. Foody offered, with respect to each option they had exercised and for which the Company had adjusted the measurement date, to pay to the Company, before the end of the current fiscal quarter, an amount equal to the difference between the exercise price paid upon the exercise of the option and the market price of the shares on the new measurement date ($6,850.00 for each of Mr. Fischer and Mr. Foody).